Filed Pursuant to Rule 424(b)(5)

Registration No. 333-260180

SUPPLEMENT NO. 1 TO

PROSPECTUS SUPPLEMENT DATED DECEMBER 9, 2022

(To the Prospectus dated November 16, 2021)

FOCUS UNIVERSAL INC.

Up to $1,000,000 of Common Stock

This Supplement No. 1 to the Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated December 9, 2022 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated November 16, 2021 (the “Prospectus”). This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On December 9, 2022, we entered into an At the Market Sales Agreement (the “Sales Agreement”) with Sutter Securities, Inc. (“Sutter”) relating to the offer and sales of shares of our common stock, par value $0.001 per share (“Common Stock”), offered by the Prospectus Supplement and the Prospectus. In accordance with the terms of the Sales Agreement, we were initially authorized to offer and sell up to $25,000,000 of our Common Stock from time to time in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “ATM Offering”).

The purpose of this Supplement is to update the Prospectus Supplement to reflect the reduction of the aggregate offering price of the shares of our Common Stock that may be sold under the Sales Agreement from $25,000,000 to $1,000,000. Except as modified by this Supplement, the terms of the ATM Offering remain unchanged, and the Sales Agreement remains in full force and effect.

As of the date of this Supplement, no shares of our Common Stock have been sold pursuant to the ATM Offering. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “FCUV.” On February 28, 2023, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $5.05 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT AND ANY SIMILAR SECTION CONTAINED IN THE PROSPECTUS AND ANY DOCUMENTS THAT ARE INCORPORATED BY REFERENCE HEREIN AND THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

Sutter Securities, Inc.

The date of this Supplement No. 1 to the Prospectus Supplement is March 1, 2023.